Exhibit (b)(9)

CREDIT AGREEMENT

DATED AS OF AUGUST 21, 2003

BY AND AMONG

AHL SERVICES, INC.,

ARGENBRIGHT HOLDINGS LIMITED,

ARGENBRIGHT, INC., and

SERVICE ADVANTAGE CORPORATION

(as “Borrowers”),

MERRILL LYNCH CAPITAL,

a Division of Merrill Lynch Business Financial Services Inc.,

as Agent and as a Lender

AND

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

[LOGO OF MERRILL LYNCH]

ANNEX, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	-	Commitment Annex
Annex B	-	Closing Checklist

EXHIBITS

Exhibit A	-	Assignment Agreement
Exhibit B	-	Reserved
Exhibit C	-	Compliance Certificate
Exhibit D	-	Borrowing Base Report
Exhibit E	-	Notice of Borrowing

SCHEDULES

Schedule 3.1	Jurisdictions of Organization
Schedule 3.4	Capitalization
Schedule 3.9	Labor Matters
Schedule 3.13	Taxes
Schedule 3.17	Employment, Equityholders and Subscription Agreements
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 3.20	Real Property Interests
Schedule 5.1(b)	Existing Debt not otherwise defined
Schedule 5.2(b)	Existing Liens not otherwise defined
Schedule 5.7	Permitted Investments not otherwise defined
Schedule 5.8	Transactions with Affiliates not otherwise defined

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of August 21, 2003 among AHL SERVICES, INC., a Georgia corporation (“AHL”), ARGENBRIGHT HOLDINGS LIMITED, a Georgia corporation (“AHL-LTD”), ARGENBRIGHT, INC., a Georgia corporation (“Archway”), SERVICEADVANTAGE CORPORATION, a Delaware corporation (“Service”; AHL, AHL-LTD, Archway and Service sometimes hereinafter are referred to individually as a “Borrower” and collectively as the “Borrowers”), the financial institutions from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Agent.

RECITALS:

WHEREAS, Borrowers desire that Lenders extend certain working capital facilities to Borrowers to provide funds necessary to refinance existing indebtedness of Borrowers, to provide working capital financing for Borrowers and to provide funds for other general business purposes of Borrowers; and

WHEREAS, concurrently with the refinancing of Borrowers’ existing indebtedness, Huevos Holdings, Inc., a Georgia corporation (“Holdings”) will acquire AHL in a going private, cash merger of Holdings with and into AHL, with AHL as the surviving entity of the merger, pursuant to the terms of the Agreement and Plan of Merger dated as of March 28, 2003 (as amended, the “Merger Agreement”), by and among Holdings, AHL and the Re-Investing Shareholders (other than Brian Burke and Matthew Fletchall); and

WHEREAS, Borrowers desire to secure all of their Obligations under the Financing Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their personal and real property, including without limitation, a pledge of all of the outstanding capital stock or other equity securities, as applicable, of each Borrower (other than the capital stock of AHL) and each Domestic Subsidiary; and

WHEREAS, each Domestic Subsidiary of Borrowers is willing to guaranty all of the Obligations of Borrowers to Lenders under the Financing Documents, and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its personal and real property;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Ableco” means Ableco Finance LLC, a Delaware limited liability company.

“Ableco Agent” means Ableco, in its capacity as agent for the Ableco Term Loan Lender under the Ableco Debt Documents.

“Ableco Debt” means the Ableco Term Loans owing by Borrowers and the Foreign Subsidiaries to the Ableco Term Loan Lender (together with capitalized interest, if any, fees, costs and other amounts), incurred pursuant to the terms of the Ableco Debt Documents.

“Ableco Debt Documents” means the Ableco Loan Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, including the Ableco Intercreditor Agreement.

“Ableco Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith, by and among Ableco Agent, Agent and Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Ableco Liens” means, provided the Ableco Intercreditor Agreement is in full force and effect (i) a second priority Lien in favor of the Ableco Agent, for the benefit of the Ableco Term Loan Lender, on the assets and capital stock of Borrowers other than the capital stock of AHL and (ii) a first priority Lien in favor of Ableco Agent, for the benefit of the Ableco Term Loan Lender, on the assets (other than the German Receivables) and capital stock of the Foreign Subsidiaries.

“Ableco Loan Agreement” means that certain Financing Agreement of even date herewith, by and among the Ableco Agent, the Ableco Term Loan Lender, Borrowers and the Foreign Subsidiaries, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Ableco Term Loan Lender” means, collectively, Ableco, in its capacity as a lender under the Ableco Loan Agreement.

“Ableco Term Loans” means the terms loans in the aggregate amount of $40,500,000 made to Borrowers and the Foreign Subsidiaries by the Ableco Term Loan Lender pursuant to the Ableco Loan Agreement.

“Accounts” means “accounts” (as defined in Article 9 of the UCC) of Borrowers, including without limitation any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, in each case, for purposes of calculating the Borrowing Base, net of any credits, rebates or offsets owed by Borrowers to the respective customer.

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC and includes, in any event, a Person who would be deemed an account debtor if the Unbilled Account in respect thereof had been invoiced.

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) in the case of an individual, the parents, descendants, siblings and spouse of such individual. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Merrill Lynch in its capacity as agent for the Lenders hereunder, as such capacity is established and subject to the provisions of Article XI and the successors of Merrill Lynch in such capacity.

“Agent Advances” has the meaning set forth in Section 2.2(a)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AHL Preferred Stock” means, collectively, the AHL Series A Preferred, the AHL Series B Preferred, the AHL Series C Preferred and any undesignated series of preferred stock set forth in the AHL Restated Articles.

“AHL Restated Articles” means the Amended and Restated Articles of Incorporation of AHL which, among other things, authorize two classes of capital stock in AHL, as the surviving corporation after the Merger, of which there will be designated 50,000,000 shares of common stock and 90,000,000 shares of AHL Preferred Stock.

“AHL Series A Preferred” means preferred stock in AHL designated as “Series A Preferred” in the AHL Restated Articles.

“AHL Series B Preferred” means preferred stock in AHL designated as “Series B Preferred” in the AHL Restated Articles.

“AHL Series C Preferred” means preferred stock in AHL designated as “Series C Preferred” in the AHL Restated Articles.

“Argenbright” means Frank A. Argenbright, Jr.

“Argenbright Consulting Agreement” means the Agreement for Consulting Services dated as of August 21, 2003 between Argenbright and AHL.

“Argenbright Debt” means Debt of AHL owing to Argenbright in the original principal amount of $5,000,000 incurred pursuant to the terms of that certain promissory note of even date herewith made by AHL payable to Argenbright.

“Argenbright Debt Documents” means the Argenbright Subordination Agreement and all notes, other agreements, documents and instruments executed and delivered in connection with the Argenbright Debt.

“Argenbright Loan” means Debt of Argenbright owing to AHL in the principal amount of $5,000,000 incurred pursuant to the terms of that certain promissory note of even date herewith made by Argenbright payable to AHL.

“Argenbright Subordination Agreement” means that certain Subordination Agreement of even date herewith by and among Argenbright, Agent, AHL and Ableco Agent, pursuant to which the Argenbright Debt is subordinated in right and time of payment to the Obligations and the Ableco Debt, subject to offset or setoff rights against the Argenbright Loan.

“Argenbright Termination Agreement” means that certain Agreement Regarding Termination of Obligation to Guaranty Indebtedness dated as of March 28, 2003 between AHL and Argenbright pursuant to which AHL may elect to terminate its obligation to guarantee personal Debt of Argenbright up to $10,000,000 in exchange for a $2,000,000 cash payment to Argenbright.

“Asset Disposition” means any sale, lease, license or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the ordinary course of business, and (ii) dispositions of Cash Equivalents.

“Assignee” has the meaning set forth in Section 12.6(a).

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Blocked Account” has the meaning set forth in Section 6.1(d).

“Borrower” or “Borrowers” has the meaning set forth in the Preamble to this Agreement.

“Borrowers’ Account” means the account specified on the signature pages hereof below Borrowers’ name into which Loans (other than Agent Advances, which shall be disbursed by Agent in a manner permitted by Section 2.2(a)(ii)) shall, absent other written instructions, be made, or such other account as Borrowers may specify by written notice to Agent.

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Report most recently delivered to Agent in accordance with the terms hereof, equal to the sum of 85% of Eligible Accounts plus the lesser of (i) 85% of Eligible Unbilled Accounts and (ii) $4,500,000; minus Reserves then established by Agent. Agent may, from time to time, in the exercise of its reasonable credit judgment reduce or increase any percentage amount set forth in the immediately preceding sentence (any such increase not to exceed the percentages established on the Closing Date) based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent Agent has no written notice thereof from a Credit Party prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or, in the judgment of Agent, could reasonably be expected to adversely affect the Accounts, as determined by Agent in the exercise of its reasonable credit judgment.

“Borrowing Base Report” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago or New York are authorized by law to close.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by any Credit Party, or (v) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to Agent.

“CGW Bridge Subordinated Debt” means Debt of AHL owing to Investor in the original principal amount of $8,000,000 (together with capitalized interest) incurred pursuant to the terms of the CGW Bridge Subordinated Debt Documents.

“CGW Bridge Subordinated Debt Documents” means that certain promissory note of even date herewith in the original principal amount of $8,000,000 made by AHL payable to Investor and the CGW Subordination Agreement.

“CGW Subordination Agreement” means that certain Subordination Agreement of even date herewith by and among Investor, Agent, AHL and Ableco Agent, pursuant to which the CGW Bridge Subordinated Debt is subordinated in right and time of payment to the Obligations and the Ableco Debt.

“Closing Checklist” means Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means August 20, 2007.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Adjusted EBITDA” has the meaning provided in the Compliance Certificate.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of AHL in its consolidated financial statements if such statements were prepared as of such date.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrowers, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means Borrowers and each Domestic Subsidiary of Borrowers.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person prior to the Commitment Expiry Date, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) “earnouts” and similar payment obligations and (ix) all Debt described in items (i) through (viii) above of others Guaranteed by such Person.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Documents.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC) of Borrower or any Domestic Subsidiary of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, a Borrower or a Domestic Subsidiary of a Borrower maintaining a Deposit Account at any bank, and such bank, which agreement provides that (x) such bank shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by such Borrower or such Domestic Subsidiary (as applicable), and (y) such bank shall agree that it shall have no Lien on, or right of setoff against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Blocked Account, providing that all items received or deposited in such Blocked Account are the property of Agent, and that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Blocked Account.

“Divisions” means, collectively, Archway – Consumer, Archway – Customer Service, Archway – Trade Detroit, Archway – Trade Midwest, Archway – Trade West, And Service Advantage.

“Domestic Adjusted EBITDA” has the meaning provided in the Compliance Certificate.

“Domestic Capital Expenditures” has the meaning provided in the Compliance Certificate.

“Domestic Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Domestic Subsidiary” means a Subsidiary incorporated, organized or otherwise formed within the United States of America. Unless otherwise indicated, the term Domestic Subsidiary shall refer to a Domestic Subsidiary of any of the Borrowers.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Eligible Accounts” has the meaning provided in the Borrowing Base Report; provided, that Agent may, from time to time, in the exercise of its reasonable credit judgment, change the criteria for Eligible Accounts set forth in the Borrowing Base Report, based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent Agent has no notice thereof from a Credit Party prior to the Closing Date, in either case under clause (i) or (ii) which, in the judgment of Agent, materially and adversely affects or could reasonably be expected to materially and adversely effect the Accounts as determined by Agent in the exercise of its reasonable credit judgment. For purposes of this Agreement, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Unbilled Accounts” has the meaning provided in the Borrowing Base Report; provided, that Agent may, from time to time, in the exercise of its reasonable credit judgment, change the criteria for Eligible Unbilled Accounts set forth in the Borrowing Base Report, based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent Agent has no notice thereof from a Credit Party prior to the Closing Date, in either case under clause (i) or (ii) which, in the judgment of Agent, materially and adversely affects or could reasonably be expected to materially and adversely effect the Accounts as determined by Agent in the exercise of its reasonable credit judgment. Any Unbilled Accounts which are not Eligible Unbilled Accounts shall nevertheless be part of the Collateral.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equity Contribution” means equity contributions in an aggregate amount not less than $45,953,000, of which amount not less than $30,000,000 shall be in cash, made by the Investors and the Re-Investing Shareholders in Holdings on or prior to the Closing Date pursuant to the terms of the Equity Documents.

“Equity Documents” means the AHL Restated Articles, the Subscription Agreements, the Shareholders Agreement and the Investor Agreement of even date herewith by and among AHL and the Existing Lenders.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth in Section 9.1.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of April 12, 2002, as amended, by and among the Existing Lenders, AHL, AHL-LTD, Archway, Service and the Foreign Subsidiaries which are parties thereto.

“Existing Lenders” means the lenders which are parties to the Existing Credit Agreement and Wachovia Bank, National Association, as administrative agent for such lenders.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, the Notes, the Security Documents, the Subordination Agreements, any fee letter between Merrill Lynch and Borrowers relating to the transactions contemplated hereby and all other documents, instruments and agreements contemplated herein or thereby and executed concurrently herewith or at any time and from time to time hereafter (but excluding the Merger Documents, the Equity Documents, the Ableco Debt Documents, the Subordinated Debt Documents, the German Debt Documents and the Restructuring Agreements, other than, in each case, any of the Subordination Agreements included in such definitions), as any or all of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrowers, ending on the last Friday of December of each calendar year.

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“German Debt” means Debt of the German Subsidiary, if any, owing to the German Lender in the principal amount of up to €10,000,000 (together with capitalized interest, if any, fees, costs and other amounts), incurred pursuant to the terms of the German Debt Documents and otherwise in accordance with Section 5.1 hereof.

“German Debt Documents” means the German Loan Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“German Lender” means the lender or lenders providing financing to the German Subsidiary pursuant to the German Debt Documents.

“German Liens” means a first priority Lien in favor of the German Lender on the German Receivables to secure repayment of the German Debt.

“German Loan Agreement” means a loan or credit agreement or similar type of agreement between the German Subsidiary and the German Lender pursuant to which the German Lender agrees to provide the German Debt to the German Subsidiary, subject to the terms and conditions set forth therein.

“German Receivables” means the account receivables of the German Subsidiary.

“German Subsidiary” means Tuja Zeitarbeit Gmbh & Co. KG, Ingolstadt.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) o purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” has the meaning set forth in the Recitals to this Agreement.

“Indemnitees” has the meaning set forth in Section 10.2.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications therefor, used in or necessary for the conduct of business by such Person.

“Inventory” means “inventory” (as defined in Article 9 of the UCC) of Borrowers and their Domestic Subsidiaries.

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, advance, Guarantee or otherwise.

“Investor” means CGW Southeast Partners IV, L.P.

“LC Issuer” means a bank or trust company acceptable to Merrill Lynch and the Borrowers, as issuer of one or more Letters of Credit outstanding at any time.

“Lender” means each of (i) Merrill Lynch, (ii) each other financial institution party hereto, (iii) each other Person that becomes a holder of a Note pursuant to Section 12.6, (iv) Agent, to the extent of any Agent Advances and other Revolving Loans made by Agent which have not been settled among the Lenders pursuant to Section 11.13, and (v) the respective successors of all of the foregoing, and Lenders means all of the foregoing.

“Letter of Credit” means a standby letter of credit issued for the account of a Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met), to the extent subject to a Support Agreement plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit, to the extent subject to a Support Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, a Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Revolving Loans.

“Management Agreement” means the Agreement for Consulting Services dated as of August 21, 2003 between CGW Southeast IV, L.L.C. and AHL.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business, properties or prospects of the Credit Parties, taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Merger” means the concurrent (i) acquisition of AHL by Holdings, (ii) merger of Holdings with and into AHL with AHL continuing as the surviving corporation, (iii) cancellation of each outstanding share of AHL’s common stock immediately prior to the Merger and conversion of each such share into the right to receive $1.50 in cash per share, except for such shares that are beneficially owned by the Re-Investing Shareholders and such shares held by shareholders who perfect their dissenters’ rights under Georgia law, and (iv) cancellation of each outstanding share of AHL’s common stock held by the Re-Investing Shareholders immediately prior to the Merger and conversion of each such share into the right to receive 1.5 shares of AHL Series B Preferred.

“Merger Agreement” has the meaning provided in the Recitals to this Agreement.

“Merger Documents” means the Merger Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a Borrower has made or accrued an obligation to make contributions within the preceding six years.

“Net Borrowing Availability” has the meaning provided in the Borrowing Base Report.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses reasonably incurred by such Person in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or payable by such Person in respect of such Asset Disposition.

“Notes” means the Revolving Loan Notes.

“Notice of Borrowing” means a written notice of a Responsible Officer, appropriately completed and substantially in the form of Exhibit E hereto.

“Notice of LC Credit Event” means a written notice from a Responsible Officer to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the expiry date of such Letter of Credit; (iii) the proposed terms of such Letter of Credit, including the face amount; and (iv) the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. The Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Support Agreements.

“Operative Documents” means the Financing Documents, the Merger Documents, the Equity Documents, the Ableco Debt Documents, the Subordinated Debt Documents, the German Debt Documents and the Restructuring Agreements.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Participant” has the meaning set forth in Section 12.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrowers to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, (other than a Multiemployer Pension Plan), and to which Borrower may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Prime Rate” means the greater of (A) four and one-quarter percent (4.25%) per annum and (B) a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (ii) the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change (subject to the minimum rate of 4.25% per annum as set forth above) as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Prime Rate Loans” means Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“Prime Rate Margin” means 1.25% per annum.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“Pro Rata Share” means the Revolving Loan Commitment Percentage of such Lender.

“Re-Investing Shareholders” means Frank A. Argenbright, Jr., Kathleen B. Argenbright, Argenbright Partners, L.P., Francis A. Argenbright, Jr. Charitable Remainder Trust, A. Clayton Perfall, Brian Burke, Matthew Fletchall and Caledonia Investments plc.

“Real Property” means real property of Borrowers and any of their Domestic Subsidiaries, together with all buildings, structures and other improvements thereon, and all licenses, easements and appurtenances related thereto.

“Refinancing Agreements” means (i) that certain Agreement dated as of February 25, 2003, as amended, among the Investor and the Existing Lenders pursuant to which the Existing Lenders agree that the Debt of Borrowers and their Subsidiaries under the Existing Credit Agreement will be paid in full upon receipt of an amount in cash equal to such Debt on the Closing Date less $14,900,000, plus the issuance of 2,250,000 shares of AHL Series C Preferred to the Existing Lenders, and (ii) all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“Reimbursement Obligations” means, at any date, the obligations of Borrowers then outstanding to reimburse Merrill Lynch for payments made by Merrill Lynch under a Support Agreement.

“Required Lenders” means at any time Lenders holding (i) sixty-six and two thirds percent (66  2/3%) or more of the sum of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, sixty-six and two thirds percent (66  2/3%) or more of the sum of (x) the aggregate outstanding principal balance of the Loans plus (y) the aggregate amount of Reimbursement Obligations.

“Reserves” means such amounts as Agent may from time to time establish and revise, in each case in the exercise of its reasonable credit judgment, reducing the amount of Revolving Loans and Support Agreements which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in the exercise of its reasonable credit judgment, adversely affect, or could reasonably be expected to adversely affect, any of: (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of any Credit Party or (iii) the Liens and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Credit Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect accrued and unpaid interest and fees. To the extent Agent may, in accordance with any other terms hereof, revise the lending formula(s) used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Unbilled Accounts, Agent shall not also establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith. Without limitation of the foregoing, Agent shall have the right to establish a Reserve for the amount by which the total dilution of Accounts exceeds five percent (5%), with dilution referring to all actual and potential offsets to an Account.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, Vice President or Treasurer of Borrowers.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Restructuring Agreements” means, collectively, the Argenbright Termination Agreement, the Securicor Agreement and the Refinancing Agreements.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving

Loan Commitment Percentage”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Limit” means, at any time, the lesser of (i) the Borrowing Base, plus any Agent Advances and (ii) the Revolving Loan Commitment, in either case, minus $2,000,000 for so long as Borrowers’ Domestic Fixed Charge Coverage Ratio is less than or equal to 1.05 for the twelve (12) month period ending on the last day of the most recently completed calendar month for which financial statements have been delivered to Agent.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loans” has the meaning set forth in Section 2.2(a), and includes all Agent Advances.

“Revolving Loans Outstanding” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Securicor Agreement” means that certain Agreement dated as of March 28, 2003, as amended, between Investor and Securicor plc, pursuant to which Investor has agreed to purchase from Securicor plc for $3,000,000 in cash all of Securicor plc’s rights, title and interest in the Securicor Notes.

“Securicor Notes” means those certain promissory notes in the aggregate original face principal amount of $13,000,000 made by AHL payable to Securicor plc.

“Securicor Transaction” means the consummation of the transaction contemplated in the Securicor Agreement and the conversion or exchange of the Securicor Notes into or for 10,000,000 shares of AHL Series A Preferred.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Selling Shareholders” means all shareholders in AHL immediately prior to the Merger who are not Re-Investing Shareholders.

“Senior Leverage Ratio” has the meaning provided in the Compliance Certificate.

“Settlement Date” has the meaning set forth in Section 11.13(a).

“Shareholders Agreement” means that certain AHL Services, Inc. Shareholders Agreement dated as of August 21, 2003 by and among AHL, Investors, the holders of the AHL Preferred Stock and the AHL common stock.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subordinated Debt” means, collectively, the Argenbright Debt and the CGW Bridge Subordinated Debt.

“Subordinated Debt Documents” means, collectively, the CGW Bridge Subordinated Debt Documents and the Argenbright Debt Documents.

“Subordination Agreements” means, collectively, the Ableco Intercreditor Agreement, the Argenbright Subordination Agreement and the CGW Subordination Agreement.

“Subscription Agreements” means, collectively, (i) the Subscription Agreement for the Purchase of Shares of Common Stock in Holdings for an aggregate purchase price of $9,416,879 executed by the Investor and (ii) the Subscription Agreement for the Purchase of Shares of AHL Series B Preferred for an aggregate purchase price of $20,583,121 executed by the Investor.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of one of the Borrowers.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Taxes” has the meaning set forth in Section 2.8.

“Taxpayer” means any Person described in Section 7701(a)(1) of the Code.

“Termination Date” has the meaning set forth in Section 2.2(c).

“Total Debt” has the meaning provided in the Compliance Certificate.

“Transaction” means all of the factual elements relevant to the expected tax treatment of any investment, entity, plan or arrangement contemplated pursuant to this Agreement, and includes any series of steps carried out as part of a plan.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unbilled Accounts” means, as of any particular date, amounts accrued representing revenues earned by performance but not billed as of such date, all in the ordinary course of business consistent with past practices.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent (except for changes concurred with by Borrowers’ independent public accountants) with the most recent audited consolidated financial statements of Borrowers and their Consolidated Subsidiaries delivered to Agent and each of the Lenders; provided that if (a) Borrowers shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to Agent and the Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) Agent or the Required Lenders shall so object in writing by written notice delivered to Borrowers within sixty (60) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrowers to the Lenders as to which no such objection shall have been made. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Further, in the event there is a change in GAAP, Borrowers, Agent and the Required Lenders agree to renegotiate the covenant levels set forth in Article VII hereof to reflect the effect such change in GAAP has on the calculation of such covenants; provided that, prior to reaching a definitive agreement on the revised covenant levels, the covenants set forth in Article VII shall be calculated and measured in accordance with GAAP in effect as of the date hereof.

Section 1.3 Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

ARTICLE II

LOANS AND LETTERS OF CREDIT

Section 2.1 Reserved.

Section 2.2 Revolving Loans.

(a) Revolving Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein equal to such Lender’s Revolving Loan Commitment Percentage of revolving loans (“Revolving Loans”) requested by Borrowers hereunder, provided that after giving effect thereto, the Revolving Loans Outstanding shall not exceed the Revolving Loan Limit. Within the foregoing limits, Borrowers may borrow under this Section 2.2(a)(i), prepay or repay Revolving Loans as required or permitted under this Section 2.2 and reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii) Agent Advances. Subject to the limitations set forth in this Section 2.2(a)(ii), Agent is hereby authorized by Borrowers and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied (including without limitation the condition precedent that the Revolving Loans Outstanding not exceed the Borrowing Base plus any other then outstanding Agent Advances), to make Revolving Loans to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, (3) to pay any amount chargeable to the Borrowers pursuant to the terms of this Agreement, including interest costs, fees and expenses as described in Section 10.1 and/or Section 10.4 or (4) to satisfy payment obligations under Support Agreements (any of the advances described in this Section 2.2(a)(ii) being hereafter referred to as “Agent Advances”); provided, that (i) Required Lenders may at any time revoke Agent’s authorization to make Agent Advances, except Agent Advances applied in the manner described in the preceding clauses (3) and (4), any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof, (ii) Agent Advances shall be made solely as Prime Rate Loans, (iii) the aggregate amount of Agent Advances outstanding at any time, exclusive of those made pursuant to the preceding clauses (3) and (4), shall not exceed $3,000,000 and (iv) Agent shall be prohibited from making Agent Advances to the extent the making thereof would cause the Revolving Loans Outstanding (inclusive of Agent Advances) to exceed the Revolving Loan Commitment.

(b) Advancing Revolving Loans.

(i) Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Agent Advances), such Notice of Borrowing to be delivered no later than noon (Chicago time) (i) on the day of such proposed borrowing, in the case of Prime Rate Loans in an aggregate principal amount equal to or less than $5,000,000 and (ii) on the Business Day prior to such proposed borrowing, in the case of Prime Rate Loans in an aggregate principal amount greater than $5,000,000. Once given, except as provided in Section 2.3(e)(ii), a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(ii) Borrowers hereby authorize Lenders and Agent to make Revolving Loans based on telephonic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrowers. Borrowers agree to deliver to Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one Business Day following such request. If the Notice of Borrowing differs in any respect from the action taken by Agent and Lenders, the records of Agent and the Lenders shall govern absent manifest error. Borrowers further hereby authorize Lenders and Agent to make Revolving Loans based on electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrowers, but only after Agent shall have established procedures acceptable to Agent for accepting electronic Notices of Borrowing, as indicated by Agent’s written confirmation thereof.

(c) Mandatory Revolving Loan Repayments and Prepayments.

(i) The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Commitment Expiry Date and (ii) the date on which Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 9.2 (such earlier date being the “Termination Date”), and there shall become due and Borrowers shall pay on the Termination Date, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

(ii) If at any time the Revolving Loans Outstanding exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(iii) Borrowers shall repay the Revolving Loans in accordance with the terms and provisions of the Ableco Loan Agreement as in effect on the date hereof. In addition, Agent shall have the right to establish Reserves against the Borrowing Base in accordance with Section 2.05(d) of the Ableco Loan Agreement as in effect on the date hereof and in accordance with the terms of the Ableco Intercreditor Agreement. Furthermore, the Revolving Loan Commitment shall be permanently reduced from time to time in accordance with the terms and provisions of the Ableco Intercreditor Agreement.

Section 2.3 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Prime Rate plus the Prime Rate Margin.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) (a) the Revolving Loan Commitment less (b) the average daily balance of the Revolving Loans Outstanding during the preceding month, multiplied by (2) one half of one percent (0.50%) per annum. Such fee is to be paid monthly in arrears on the first Business Day of each month.

(c) Collateral Monitoring Fee. On the Closing Date, and on the first Business Day of each month thereafter, Borrowers shall pay Agent a fully earned and non-refundable collateral monitoring fee in the amount of $4,000 per month.

(d) Reserved.

(e) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged. Interest on all Prime Rate Loans is payable in arrears on the first Business Day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

Section 2.4 Notes.

The Revolving Loans made by each Lender shall be evidenced by a promissory note executed by Borrowers (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.5 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, Agent will prior to the Termination Date issue letters of credit or guarantees (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, a Letter of Credit so long as:

(i) Agent shall have received a Notice of LC Credit Event at least two (2) Business days before the relevant date of issuance or increase; and

(ii) After giving effect to such issuance or increase (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $5,000,000 and (y) the Revolving Loans Outstanding do not exceed the Revolving Loan Limit.

(b) Letter of Credit Fee. Borrowers shall pay to Agent, for the benefit of the Lenders which have committed to make Revolving Loans, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to three and one half percent (3.50%) per annum. Such fee shall be payable in arrears on the first Business Day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrowers. If Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, Borrowers shall promptly reimburse Agent for the amount of such payment and, to the extent that so doing would not, to Agent’s knowledge, cause the Revolving Loans Outstanding to exceed the Revolving Loan Limit, Borrowers shall be deemed to have requested a Revolving Loan, the proceeds of which will be used to satisfy such Reimbursement Obligations. Borrowers shall pay interest, on demand, on all amounts so paid by Agent for each day until Borrowers reimburse Agent therefor, which reimbursement may be satisfied with the proceeds of Revolving Loans, at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans for such day.

(d) Reimbursement and Other Payments by Borrowers. The obligations of Borrowers to reimburse Agent pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (1) deposit with Agent for the benefit of all Lenders with a portion of the Revolving Loan Commitment cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liability to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (2) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (1) to the extent not previously applied by Agent in the manner described herein.

(f) Participations in Support Agreements.

(i) Concurrently with the issuance of each Letter of Credit, Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto. If Borrowers do not pay any Reimbursement Obligation when due, then Borrowers shall be deemed to have immediately requested that Lenders make a Revolving Loan which is a Prime Rate Loan in a principal amount equal to such Reimbursement Obligation. Agent shall promptly notify Lenders of such deemed request and each Lender shall make available to Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Agent to the LC Issuer for the account of Borrowers in satisfaction of reimbursement obligations then owing by Borrowers to such LC Issuer in respect of outstanding Letters of Credit.

(ii) If Agent makes any payment or disbursement under any Support Agreement and (x) Borrowers have not reimbursed Agent in full for such payment or disbursement in accordance with Section 2.5(c), (y) a Revolving Loan may not be made pursuant to the immediately preceding clause (i) or (z) any reimbursement received by Agent from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to Agent its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)). To the extent any Lender shall not have made such amount available to Agent by noon (Chicago time) on the Business Day on which such Lender receives notice from Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to Agent forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Prime Rate plus the Prime Rate Margin in respect of Revolving Loans. Any Lender’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by Borrowers under any Financing Document, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrowers shall make all payments in immediately available funds to the Payment Account before noon (Chicago time) on the date when due. Notwithstanding anything to the contrary set forth in this Section 2.6(a), Agent shall be permitted, in its sole discretion, but subject to the limitations set forth in Section 2.2(a)(ii), to satisfy any of the payment obligations described in this Section 2.6(a) through the making of Agent Advances.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrowers. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Agent by Borrowers absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay all amounts owing hereunder or under any other Financing Document. Unless Borrowers notify Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within sixty (60) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a) In no event shall the interest charged with respect to the Notes or any other obligations of Borrowers under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d) In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdiction under which Agent or such Lender is organized or conducts business (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will: (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (c) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Agent or such Lender first made demand therefor.

(b) If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

ARTICLE III

REPRESENTATION AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party and each Foreign Subsidiary is an entity as specified on Schedule 3.1, duly organized, validly existing and in good standing under the laws of the jurisdiction specified on such Schedule, has an organizational identification number (if any) as specified on such Schedule, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Foreign Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party and each Foreign Subsidiary of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any such Person or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Operative Documents to which any Credit Party or any Foreign Subsidiary is a party constitutes a valid and binding agreement or instrument of such Person, enforceable against such Person in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized equity securities of each of the Credit Parties (other than AHL) and the Foreign Subsidiaries as of the Closing Date is as set forth on Schedule 3.4. The authorized equity securities of AHL upon consummation of the Merger as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties and the Foreign Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than (i) with respect to the Credit Parties, those in favor of Agent, for the benefit of Agent and Lenders and the Ableco Liens and, with respect to the equity securities of AHL, the Liens on such equity securities owned by Argenbright granted in favor of certain creditors of Argenbright, and (ii) with respect to the Foreign Subsidiaries, the Ableco Liens, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of each of the Credit Parties and the Foreign Subsidiaries and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties and the Foreign Subsidiaries as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party or any Foreign Subsidiary, other than those described above, are issued and outstanding. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any Foreign Subsidiary of any equity securities of any such entity, or equityholder agreements or subscriptions agreements with respect to the equity securities of any such entity.

Section 3.5 Financial Information.

(a) The consolidated balance sheet of the AHL and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated and consolidating statements of operations,

stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to Agent, fairly present, in conformity with GAAP, the consolidated and consolidating financial position of AHL and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b) The unaudited consolidated and consolidating balance sheet of AHL and its Consolidated Subsidiaries as of June 30, 2003 and the related unaudited consolidated and consolidating statements of operations and cash flows for the 6 months then ended, copies of which have been delivered to Agent, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of AHL and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the 6 months then ended (subject to certain pro forma adjustments, certain non-recurring items, normal year-end adjustments and other adjustments identified therein and the absence of footnote disclosures).

(c) The pro forma balance sheet of AHL and its Consolidated Subsidiaries as of June 30, 2003, copies of which have been delivered to Agent, fairly presents, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of AHL and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the Loans, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(d) The information contained in the most recently delivered Borrowing Base Report is complete and correct and the amounts shown therein as “Eligible Accounts” and “Eligible Unbilled Accounts” have been determined as provided in the Financing Documents.

(e) Since March 31, 2003 there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of AHL and its Consolidated Subsidiaries, taken as a whole.

(f) Holdings was formed to effect the Merger and except in connection therewith (and as contemplated by this Agreement) has no significant assets or liabilities. AHL has no significant assets other than the capital stock or other equity securities of its Subsidiaries.

Section 3.6 Litigation.

There is no action, suit or proceeding pending against, or to Borrowers’ knowledge threatened against or affecting, any Credit Party or any Foreign Subsidiary or, as of the Closing Date and to Borrowers’ knowledge, any party to any Operative Document other than a Credit

Party or a Foreign Subsidiary, before any court or arbitrator or any governmental body, agency or official in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7 Ownership of Property.

Each of the Credit Parties and the Foreign Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the pro forma balance sheet referred to in Section 3.5(c), except as disposed of in the ordinary course of business.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing and neither any Credit Party nor any Foreign Subsidiary is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

Except as disclosed on Schedule 3.9, as of the Closing Date, there are no strikes or other labor disputes pending or, to Borrowers’ knowledge, threatened against any Credit Party or any Foreign Subsidiary. Hours worked and payments made to the employees of the Credit Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws

As of the Closing Date, each Credit Party and each Foreign Subsidiary is in compliance with the requirements of all applicable laws, ordinances, rules, regulations and requests of governmental authorities, except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Taxes.

Except to the extent subject to a Permitted Contest and except as disclosed on Schedule 3.13, all Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest or as disclosed on Schedule 3.13, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. Except to the extent subject to a Permitted Contest and except as disclosed on Schedule 3.13, all Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) All required reports and documents with respect to any Pension Plan have been properly filed with the appropriate governmental agencies. All Pension Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the current applications of ERISA and the Code. With respect to each Pension Plan, there have been no nonexempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code that have not been reported and corrected that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party.

(b) During the twelve (12) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Regulation 2510.3 – 102(b)(1) of ERISA that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Credit Party under the terms of the plan or of any collective bargaining agreement or by applicable law that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party; no Credit Party has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan that could reasonably be expected to result in liability of $250,000 or more to the Borrowers or any Credit Party, and no Credit Party has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c) No event has occurred or failed to occur with respect to a Pension Plan or a Multiemployer Pension Plan sponsored, maintained or contributed to by a member of the Borrowers’ Controlled Group that is reasonably likely to result in liability to a Borrower or any Credit Party of $250,000 or more.

Section 3.15 Brokers.

Other than a fee payable to CIBC in the amount of $990,000, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and neither any Credit Party nor any Foreign Subsidiary has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16 Related Transactions.

The transactions contemplated by the Equity Documents, the Ableco Debt Documents, the Subordinated Debt Documents, the German Debt Documents and the Restructuring Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable provisions of law. True and complete copies of the Merger Documents have been delivered to Agent. Investor has contributed cash to Holdings sufficient to consummate the Merger on the Closing Date immediately after the disbursement of all funds under the Operative Documents to be disbursed on the Closing Date other than the funds necessary to consummate the Merger. Upon disbursement of the funds necessary to consummate the Merger and filing and acceptance of the Articles of Merger by the Georgia Secretary of State, the Merger will be consummated in accordance with the terms of the Merger Documents and applicable law.

Section 3.17 Employment, Managerial and Consulting Agreements.

Except for in Schedule 3.17, upon consummation of the Merger, there are no (i) employment agreements covering any management employee of any Credit Party or any Foreign Subsidiary with a salary in excess of $100,000 per year, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party or any Foreign Subsidiary or (iii) agreements for managerial, consulting or similar services to which any Credit Party or any Foreign Subsidiary is a party or by which it is bound.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18 and except to the extent any of the following could not reasonably be expected to have a Material Adverse Effect:

(a) No Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or any Foreign Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

(b) No underground storage tanks are located on any properties now or previously owned, leased or operated by any Credit Party or any Foreign Subsidiary, or were located on any such property and subsequently removed or filled.

(c) No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrowers’ knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any Credit Party or any Foreign Subsidiary. All such properties and their existing and prior uses, and any disposal of Hazardous Materials from any thereof, comply and at all times have complied with all Environmental Laws. There is no condition on any of such properties which is in violation of any Environmental Laws and no Credit Party has received any communication from or on behalf of any governmental authority that any such condition exists.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrowers have knowledge in relation to the current or prior business of Borrowers or any property or facility now or previously owned, leased or operated by any Credit Party or any Foreign Subsidiary which has not been delivered to Agent.

(e) For purposes of this Section 3.18, each Credit Party and each Foreign Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party or Foreign Subsidiary.

Section 3.19 Intellectual Property.

Each Credit Party and each Foreign Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party or Foreign Subsidiary and all such Intellectual Property existing as of the Closing Date that is owned by a Credit Party and registered with the U.S. government, any foreign government or any agency or department thereof is set forth on Schedule 3.19. All Intellectual Property of each Credit Party and each Foreign Subsidiary is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To Borrowers’ knowledge, each Credit Party and each Foreign Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party or Foreign Subsidiary, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Real Property Interests.

Except for the ownership, leasehold or other interests set forth in Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property.

Section 3.21 Solvency.

The Credit Parties and the Foreign Subsidiaries, taken as a whole: (a) own and will own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) have capital that is not unreasonably small in relation to their business as presently conducted or after giving effect to any contemplated transaction; and (c) do not intend to incur and does not believe that it will incur debts beyond their ability to pay such debts as they become due.

Section 3.22 Full Disclosure.

None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by the Borrowers have been prepared on the basis of the assumptions stated therein. Such projections represent Borrowers’ best estimate of Borrowers’ future financial performance and such assumptions are believed by Borrowers to be fair in light of current business conditions; provided that Borrowers can give no assurance that such projections will be attained.

Section 3.23 Representations and Warranties Incorporated from Other Operative Documents.

As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the Credit Parties and each Foreign Subsidiary, and to the best knowledge of Borrowers, each of the other parties thereto, is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports.

Borrowers will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Lenders hereunder, and will deliver to Agent:

(a) as soon as practicable and in any event within thirty (30) days after the end of each month (including the last month of Borrowers’ Fiscal Year), a consolidated and consolidating balance sheet of AHL and its Consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(l), all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition and results of operations of AHL and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of AHL subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of AHL and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(l), certified (solely with respect to such consolidated statements) without qualification by independent public accountants of nationally recognized standing reasonably acceptable to Agent;

(c) together with each delivery of financial statements pursuant to Sections 4.1(a) (for the months ending March, June, September and December of each year) and 4.1(b), a Compliance Certificate;

(d) together with each delivery of financial statements pursuant to 4.1(b) above, a written statement by the independent public accountants giving the report thereon stating that their audit examination has included a review of the terms of Article VII hereof in accordance with GAAP;

(e) promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the U.S. Securities and Exchange Commission or any successor and (iii) all press releases and other statements made available generally by any Credit Party or any Foreign Subsidiary concerning material developments in the business of any Credit Party or any Foreign Subsidiary;

(g) promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party or any Foreign Subsidiary in an amount greater than $100,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant or any resignation, or decision not to stand for re-election, by any member of any Credit Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Credit Party or any Foreign Subsidiary or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Financing Documents) to which any Credit Party or any Foreign Subsidiary is a party or by which any of its assets is bound or (iv) of the institution of any litigation or arbitration involving an alleged liability of any Credit Party or any Foreign Subsidiary equal to or greater than $100,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Credit Party or any Foreign Subsidiary equal to or greater than $250,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party or Foreign Subsidiary has taken, is taking or proposes to take with respect thereto;

(h) promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by a Borrower or any other Person to terminate any Pension Plan that is subject to Title IV of ERISA and that could reasonably be expected to result in liability in excess of $250,000 to a Borrower or any Credit Party, (ii) the failure of a Borrower or any Credit Party to make a required contribution to any Pension Plan that is subject to Title IV of ERISA (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA for a liability that could reasonably be expected to be in excess of $250,000) or to any Multiemployer Pension Plan that could reasonably be expected to result in a liability to a Borrower or any Credit Party in excess of $250,000, (iii) the taking of any action with respect to a Pension Plan subject to Title IV of ERISA which could result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Pension Plan subject to Title IV of ERISA or Multiemployer Pension Plan which could result in the incurrence of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (v) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit that could reasonably be expected to result in liability to a Borrower or any Credit Party in excess of $250,000, (vi) any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto, or (vii) any event occurring or failing to occur with respect to a Pension Plan or a Multiemployer Pension Plan sponsored, maintained or contributed to by a member of the Borrowers’ Controlled Group that is reasonably likely to result in liability to a Borrower or any Credit Party in excess of $250,000;

(i) promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party or any Foreign Subsidiary with respect to, or if any officer of any Credit Party becomes aware of (x) the existence or alleged existence of a violation of any Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by any Credit Party or any Foreign Subsidiary, or due to the operations or activities of any Credit Party or any other Person on or in connection with any such property or any part thereof or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party or Foreign Subsidiary has taken, is taking or proposes to take with respect thereto;

(j) promptly upon any officer of any Credit Party obtaining knowledge that any Credit Party has either (x) registered or applied to register any Intellectual Property with the U.S. government, any foreign government or any agency or department thereof, or (y) acquired any interest in real property with an acquisition value in excess of $100,000 (including leasehold interests in real property requiring the payment of annual rent exceeding in the aggregate $36,000), a certificate of a Responsible Officer describing such Intellectual Property and/or such real property in such detail as Agent shall reasonably require;

(k) copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party or any Foreign Subsidiary from, or filed by any Credit Party or any Foreign Subsidiary with, any foreign, Federal, state or local governmental agency or body;

(l) within fifteen (15) days prior to the conclusion of each Fiscal Year, Borrowers’ annual operating plans, operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following three (3) Fiscal Years presented on a monthly basis for the next Fiscal Year and annually for the two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Borrowers;

(m) as soon as available after the end of each fiscal month (but in any event with fifteen (15) Business Days after the end thereof), and from time to time upon the request of Agent (which request may be made by Agent for more frequent intervals), a Borrowing Base Report as of the last day of the fiscal month most recently ended (or, in the case of Borrowing Base Reports requested more frequently than monthly, as of the second preceding Business Day);

(n) as soon as available after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof), the trial balance summarizing all accounts of the Divisions;

(o) as soon as available after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request for the Divisions, agings of consolidated accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, consignees, processors and other third parties from time to time in possession of any Collateral);

(p) as soon as available after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request for each of the Divisions, (i) agings of Accounts, (ii) reasonably detailed schedules of Unbilled Accounts, (iii) reconciliation reports between agings of Accounts and balances per the financial statements, (iv) reasonably detailed schedules summarizing customer deposits, (v) reasonably detailed schedules summarizing customer pre-bills and pre-pays, (vi) reasonably detailed schedules summarizing refund bank balances, and (vii) such reconciliation reports from time to time reasonably requested by Agent with respect to the Borrowing Base Report most recently delivered to Agent, the financial statements of AHL and its Consolidated Subsidiaries delivered to Agent, the general ledger for such Persons and/or the reports required pursuant to this paragraph, each in form and substance, and with such supporting detail and documentation, as may be reasonably requested by Agent;

(q) upon Agent’s reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports and copies of deposit slips and bank statements and (ii) copies of shipping and delivery documents;

(r) within two (2) Business Days after any request therefor, such additional information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as Agent or any Lender may reasonably request;

(s) upon the request of Agent, which may be made not more than once each year prior to an Event of Default and at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, a report of an independent collateral auditor satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the components of the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts and Unbilled Accounts (including verification with respect to the amount, aging, identity and credit of the respective Account Debtors and the billing practices of Borrower);

(t) from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by Borrowers or any Domestic Subsidiaries. In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by Borrowers or any Domestic Subsidiaries; and

(u) with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

Section 4.2 Payment and Performance of Obligations.

Borrowers (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except (x) where the same may be the subject of a Permitted Contest and (y) for such obligations and/or liabilities the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Conduct of Business and Maintenance of Existence.

Borrowers will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as they now conduct and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, any Domestic Subsidiary may merge with or liquidate into another Domestic Subsidiary or a Borrower (provided that such Borrower is the surviving entity) and any Foreign Subsidiary may merge with or liquidate into another Foreign Subsidiary.

Section 4.4 Maintenance of Property; Insurance.

(a) Borrowers will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Borrowers will maintain, and will cause each Subsidiary to maintain, (i) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Agent and (ii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent. The Agent agrees that the insurance carried by the Borrowers and in effect on the Closing Date is acceptable as of the Closing Date.

(c) On or prior to the Closing Date, Borrowers will cause Agent to be named as an additional insured, assignee and loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent. Borrowers will deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of policy limits as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured and loss payee of written notice thereof, (ii) upon the request of any Lender through Agent from time to time, full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in policy limits from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrowers.

(d) Reserved.

(e) In the event Borrowers fail to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, after notice to the Borrowers, purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect Borrowers’ interests. The coverage purchased by Agent may not pay any claim made by Borrowers or any claim that is made against Borrowers in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrowers are able to obtain on their own.

Section 4.5 Compliance with Laws.

Borrowers will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Inspection of Property, Books and Records.

Borrowers will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrowers or any applicable Subsidiary, representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided that, in the absence of an Event of Default, Borrowers or such Subsidiary shall not be obligated to reimburse Agent for the cost of more than one such visit or inspection (or such Lender for the cost of more than one such concurrent visit or inspection) per Fiscal Year. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrowers or any applicable Subsidiary commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds.

Borrowers will use the proceeds of the Revolving Loans received on the Closing Date solely to refinance a portion of its existing Debt owing to the Existing Lenders pursuant to the Existing Credit Agreement on the Closing Date. The proceeds of Revolving Loans shall be used by Borrowers solely for the purpose set forth in the preceding sentence and for ongoing working capital needs and other general corporate purposes of Borrowers.

Section 4.8 Lenders’ Meetings.

Within forty-five (45) days after the end of each fiscal quarter, Borrowers will conduct a meeting (if requested by Agent) of Agent and the Lenders to discuss such fiscal quarter’s results and the financial condition of Borrowers and the Subsidiaries at which shall be present a Responsible Officer and such officers of the Credit Parties as may be reasonably requested to attend by Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to the Lenders and to Borrowers; provided that, (i) so long as Borrowers have not requested the meeting and (ii) in the absence of an Event of Default, Borrowers shall not be obligated to reimburse Agent and the Lenders for the cost of more than one such meeting per Fiscal Year.

Section 4.9 Reserved.

Section 4.10 Hazardous Materials; Remediation.

Borrowers will provide Agent within thirty (30) days after demand therefor with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Reserved.

Section 4.12 Further Assurances.

Borrowers will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired (other than capital stock or other equity securities of a Foreign Subsidiary and payroll accounts or disbursement accounts related to the Borrowers’ consumer fulfillment business). Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, Borrowers shall cause each of their Domestic Subsidiaries to guaranty the Obligations and to cause each such Domestic Subsidiary to grant to Agent, for the benefit of Agent and Lenders, a security interest in all of such Domestic Subsidiary’s property (other than capital stock or other equity securities of a Foreign Subsidiary owned by AHL or a Domestic Subsidiary) to secure such guaranty. Except as otherwise approved in writing by Required Lenders, Borrowers shall pledge, or cause to be pledged, the stock or other equity interest of each of their Domestic Subsidiaries to Agent, for the benefit of Agent and Lenders, to secure the Obligations. In connection with each pledge of stock or other equity interests, Borrowers shall deliver, or cause to be delivered, to Agent, such irrevocable proxies and assignments separate from certificate as required by Agent.

ARTICLE V

NEGATIVE COVENANTS

Borrowers agree that, so long as any Credit Exposure exists:

Section 5.1 Debt.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, or any contingent obligations which would be Debt hereunder if they were non-contingent, except for:

(a) Debt and Letter of Credit Liabilities under the Financing Documents;

(b) Debt or such contingent obligations outstanding on the date of this Agreement as set forth in Schedule 5.1(b) and not otherwise set forth in this Section 5.1;

(c) the Ableco Debt and refinancings or replacements thereof, on terms no less favorable to Agent than exist under the Ableco Debt Documents on the date hereof, as determined by Agent;

(d) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $250,000;

(e) the Argenbright Debt;

(f) the CGW Bridge Subordinated Debt;

(g) the German Debt, provided that (i) the terms of the German Debt Documents are in form and substance satisfactory to Agent and Ableco Agent and (ii) concurrently with the incurrence of the German Debt, the German Subsidiary shall prepay the Ableco Term Loans in an amount not to exceed the amount of the German Debt incurred and in accordance with the terms of the Ableco Loan Agreement and Ableco Intercreditor Agreement, as applicable, as each is in effect on the date hereof;

(h) (i) intercompany Debt (excluding the AHL Europe Loan and the German Intercompany Loan, as such terms are hereinafter defined) arising from loans made by a Borrower to another Credit Party (other than AHL), (ii) intercompany Debt (excluding the AHL Europe Loan and the German Intercompany Loan) arising from loans made by a Credit Party to Foreign Subsidiaries in an aggregate amount not to exceed $1,500,000 at any time outstanding for all such loans, (iii) intercompany Debt owed by the German Subsidiary or ADI Alpha Holding GmbH to one or more of the Borrowers in an aggregate outstanding principal amount not to exceed $38,000,000 on the Closing Date (the “German Intercompany Loan”), which amount may not be reborrowed upon repayment thereof, (iv) intercompany Debt owed by one of or more of the Borrowers to AHL Europe Limited in the aggregate principal amount of $47,000,000 on the Closing Date (the “AHL Europe Loan”), which amount shall be reduced to $1,000,000 without a cash payment from any of the Borrowers, within six (6) months following the Closing Date and reduced to $0 and terminated, without a cash payment from any of the Borrowers, within one (1) year following the Closing Date, (v) intercompany Debt (excluding the AHL Europe Loan and the German Intercompany Loan) arising from loans made by Foreign Subsidiaries to other Foreign Subsidiaries, provided, however, that with respect to intercompany Debt referenced in the foregoing clauses (i), (ii) and (iii), any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations; and

(i) other Debt not otherwise permitted by this Section 5.1 in an aggregate principal amount not to exceed $500,000 at any time outstanding.

Section 5.2 Liens.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created by the Security Documents;

(b) Liens existing on the date of this Agreement as set forth in Schedule 5.2(b);

(c) any Lien on any asset securing Debt permitted under Section 5.1(d) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within ninety (90) days after the acquisition thereof;

(d) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e) Liens arising in the ordinary course of business (i) in favor of carriers, landlords’ warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA that could reasonably be expected to result in liability to a Borrower or any Credit Party in excess of $250,000) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(h) the Ableco Liens; and

(i) the German Liens.

Section 5.3 Restricted Distributions.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit Subsidiaries of Borrowers from making dividends or distributions to Borrowers and Foreign Subsidiaries from making dividends and distributions to other Foreign Subsidiaries and shall not restrict or prohibit dividends or distributions to AHL at such times and in such amounts as are necessary to permit:

(a) purchases of shares of (or stock appreciation rights, restricted stock awards, performance awards, dividend equivalents or other stock-based awards or other similar incentive programs with respect to shares of) equity interests in AHL or options therefor from officers, directors and employees of any Credit Party upon their death, termination or retirement, so long as (x) before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing and (ii) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VII recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement and (y) the cash portion of such purchases or payments after the date hereof do not exceed $250,000 in any Fiscal Year and do not exceed $1,000,000 in the aggregate, provided that, for so long as the Revolving Loan Limit exceeds the Revolving Loans Outstanding by not less than $5,000,000 after giving effect to any such purchases or payments, such purchases or payments shall not exceed $1,000,000 in any Fiscal Year and $4,000,000 in the aggregate;

(b) AHL to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses and administrative expenses (including, without limitation, the payment of reasonable director fees) incurred by AHL in the ordinary course of business; provided that, with respect to administrative expenses, no Event of Default shall have occurred and be continuing;

(c) provided that no Event of Default shall have occurred and be continuing or arise as a result of any such dividend or distribution, AHL to pay a monthly consulting fee to CGW Southeast IV, L.L.C. in an amount not to exceed $20,833 per month pursuant to the terms of the Management Agreement and (ii) a monthly consulting fee to Argenbright in an amount not to exceed $20,833 per month pursuant to the terms of the Argenbright Consulting Agreement; and

(d) one of the Borrowers to make cash distributions to AHL Europe Limited in the fourth quarter of the 2003 Fiscal Year of Borrowers and 2004 Fiscal Year of Borrowers up to an aggregate amount (over all periods in those time frames) not to exceed $500,000 in connection with the liquidation of AHL Europe Limited.

Section 5.4 Restrictive Agreements.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Financing Documents, the Ableco Debt Documents and other documents evidencing Debt permitted under this Agreement) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Ableco Debt Documents and other documents evidencing Debt permitted under this Agreement) on the ability of any Subsidiary to: (1) pay or make Restricted Distributions to Borrowers or any other Subsidiary; (2) pay any Debt owed to Borrowers or any other Subsidiary; (3) make loans or advances to Borrowers or any other Subsidiary; or (4) transfer any of its property or assets to Borrowers or any other Subsidiary.

Section 5.5 Payments and Modifications of Ableco Debt, Subordinated Debt and other Obligations.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of the Ableco Debt except for:

(i) regularly scheduled payments of principal, interest, fees expenses and indemnities in respect of the Ableco Debt in accordance with the terms of the Ableco Debt Documents as in effect on the Closing Date and as permitted under the terms of the Ableco Intercreditor Agreement;

(ii) voluntary prepayments of the Ableco Term Loans provided that after giving effect to any such prepayment, (x) no Event of Default exists and (y) the Revolving Loan Limit exceeds the Revolving Loans Outstanding by not less $5,000,000;

(iii) mandatory prepayments required to be paid pursuant to Section 2.05(c) of the Ableco Loan Agreement as in effect on the date hereof (excluding the mandatory prepayment from excess cash flow required in Section 2.05(c)(iii) for the 2003 Fiscal Year of Borrowers) in connection with asset sales and dispositions, provided the proceeds are applied in accordance with Section 2.4 of the Ableco Intercreditor Agreement as in effect on the date hereof;

(iv) the mandatory prepayment from excess cash flow for the 2003 Fiscal Year of Borrowers required in Section 2.05(c)(iii) of the Ableco Loan Agreement as in effect on the date hereof, provided that after giving effect to any such prepayment, (x) no Event of Default exists, (y) the Revolving Loan Limit exceeds the Revolving Loans Outstanding by not less $5,000,000 and (z) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VII recomputed for the most recently ended month for which information is available; and

(v) upon the incurrence of the German Debt, a voluntary prepayment of the Ableco Term Loans in an amount not to exceed the lesser of (x) $3,000,000, plus the Term Loan

A PIK Amount (as defined in the Ableco Loan Agreement) with respect thereto or (y) the amount of the German Debt incurred;

(b) declare, pay, make or set aside any amount for payment in respect of the CGW Bridge Subordinated Debt, provided that, upon the incurrence of the German Debt, a voluntary prepayment of the CGW Bridge Subordinated Debt in an amount not to exceed the lesser of (x) $2,500,000, plus accrued interest thereon, (y) the amount of the German Debt incurred, or (z) the difference between the amount of the German Debt incurred and the amount of the voluntary prepayment of the Ableco Term Loans (and corresponding Term Loan A PIK Amount) made in accordance with Section 5.5(a)(v) of this Agreement;

(c) declare, pay, make or set aside any amount for payment in respect of the Argenbright Debt, except for non-cash setoffs or offsets against an equal amount owing under the Argenbright Loan;

(d) declare, pay, make or set aside any amount for payment in respect of the Argenbright Termination Agreement, except for a one-time $2,000,000 payment to Argenbright pursuant to the terms of such Agreement as in effect on the date hereof (which payment shall, among other things, terminate AHL’s obligation to guarantee personal indebtedness of Argenbright up to $10,000,000), provided that (i) such payment is not made within the first ninety (90) days following the Closing Date and (ii) after giving effect to such payment, (x) no Event of Default shall have occurred and be continuing, (y) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VII recomputed for the most recently ended month for which information is available and (z) the Revolving Loan Limit exceeds the Revolving Loans Outstanding by not less than $5,000,000;

(e) amend or otherwise modify the terms of the CGW Bridge Subordinated Debt Documents if the effect of such amendment or modification is to (i) increase the cash interest rate or fees on the CGW Bridge Subordinated Debt; (ii) accelerate the dates upon which payments of principal or interest are due on, or the principal amount of, the CGW Bridge Subordinated Debt other than due to the capitalization of interest; (iii) add or make more restrictive any event of default or any covenant with respect to the CGW Bridge Subordinated Debt; (iv) change the prepayment provisions of the CGW Bridge Subordinated Debt; (v) change the subordination provisions of the CGW Subordination Agreement; (vi) take any liens or security interests in any assets or capital stock of any of the Borrowers, their Subsidiaries or any guarantor of the CGW Bridge Subordinated Debt; or (vii) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of the CGW Bridge Subordinated Debt in a manner adverse to Borrowers, any Subsidiaries or Lenders;

(f) amend or otherwise modify the terms of the Argenbright Debt or the Argenbright Termination Agreement.

Section 5.6 Consolidations, Mergers and Sales of Assets.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly (i) consolidate or merge with or into any other Person, except (A) Domestic Subsidiaries into

Domestic Subsidiaries and Domestic Subsidiaries into one of the Borrowers (other than AHL) and (B) Foreign Subsidiaries into other Foreign Subsidiaries or (ii) sell, lease, license or otherwise transfer, directly or indirectly, any of its or their assets, other than (A) sales (including factoring) of German Receivables, (B) sales or other dispositions of capital stock or other equity securities of Foreign Subsidiaries and assets of Foreign Subsidiaries provided, in each instance, the proceeds thereof are applied in accordance with Section 2.4 of the Ableco Intercreditor Agreement as in effect on the date hereof, (C) sales of Inventory and services in the ordinary course of their respective businesses, (D) dispositions of Cash Equivalents, (E) dispositions of assets for at least 80% in cash and otherwise for fair value if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $100,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of Borrowers does not exceed $250,000; (2) after giving effect to the asset disposition and the repayment of Debt with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VII recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement; and (3) no Default or Event of Default then exists or would result from such asset disposition, (F) sales or other dispositions of assets by Domestic Subsidiaries to Domestic Subsidiaries and Domestic Subsidiaries to one of the Borrowers (other than AHL), (G) sales or other dispositions of assets by Foreign Subsidiaries to other Foreign Subsidiaries and (H) sales or other disposition of obsolete Equipment consistent with past practices. The Agent will upon the written request of Borrowers, release its Lien and security interest in any Collateral that is sold or transferred in a transaction permitted by this Section 5.6, provided that the Ableco Agent concurrently releases its Lien and security interest in any such Collateral. To facilitate any such release the Agent will, at the expense of the Borrowers, execute and deliver release documentation are reasonably requested by the Borrowers. Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, AHL shall liquidate and dissolve AHL Europe Limited within one (1) year following the Closing Date.

Section 5.7 Purchase of Assets, Investments.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business. Borrowers will not, and will not permit any Subsidiary to, directly or indirectly make, acquire or own any Investment in any Person other than: (a) the Investments in the Argenbright Loan, promissory notes made by employees of the Credit Parties payable to AHL in connection with the AHL stock incentive plan and the other Investments set forth on Schedule 5.7; (b) Cash Equivalents; (c) Investments in Domestic Subsidiaries, so long as (i) the Borrower which owns the capital stock of such Domestic Subsidiary has pledged to Agent all of the outstanding capital stock or other equity interests of any such Domestic Subsidiary and (ii) any such Domestic Subsidiary is either a Borrower or has Guaranteed the Obligations and, in either event, has granted to Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of the assets; (d) bank deposits established in accordance with Section 5.14; (e) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; (f) loans to officers and employees in an aggregate principal amount not to exceed $200,000 at any time outstanding; (g) Investments in Foreign Subsidiaries consisting of intercompany debt to the extent permitted pursuant to Section 5.1(i); and (h) in addition to the Investments listed above, other Investments (excluding Investments in Foreign Subsidiaries) not to exceed $250,000 in the aggregate. Without limiting the generality of the foregoing, Borrowers will not, and will not permit any Subsidiary to, (i) acquire any Subsidiary or (ii) engage in any joint venture or partnership with any other Person.

Section 5.8 Transactions with Affiliates.

Except (i) as otherwise permitted by Article V, (ii) as otherwise disclosed on Schedule 5.8, (iii) in accordance with the Management Agreement, (iv) for transactions among Credit Parties otherwise permitted under the terms of this Agreement and (v) for transactions that are disclosed to Agent in writing in advance of being entered into and which contain terms that are no less favorable to Borrowers or any Subsidiary, as the case may be, than those which might be obtained from a third party, Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrowers; provided that, in the case of the transactions described in the foregoing clause (v), the Borrowers and/or Subsidiaries must obtain the Agent’s consent if any such transaction involves the payment to an Affiliate of the Borrowers of an amount greater than $250,000.

Section 5.9 Modification of Organizational Documents.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person in a manner that would be adverse to the rights and remedies of Agent and Lenders or adversely impair the ability of the Borrowers to perform their obligations under the Financing Documents.

Section 5.10 Fiscal Year.

Borrowers will not, and will not permit any Subsidiary to, change its Fiscal Year.

Section 5.11 Conduct of Business.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.12 Investor Fees.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of Investor or any Affiliate of Investor except (i) a $1,600,000 payment to Investor on the Closing Date in accordance with the terms of the Agreement for Investment Banking Services between AHL and the Investor and (ii) so long as no Event of Default is then continuing or would result therefrom, pursuant to the Management Agreement and Argenbright Consulting Agreement as such agreements exist on the date hereof.

Section 5.13 Lease Payments.

Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrowers and their Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $19,000,000 for any calendar year under all such leases (excluding Capital Leases).

Section 5.14 Bank Accounts.

Without limiting the provisions of Section 6.1(d), Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, establish any new depository bank account (excluding payroll accounts or disbursement accounts related to the Borrowers’ consumer fulfillment business) without prior written notice to Agent and unless Agent, the Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from such Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Agent. Agent reserves the right at any time after the Closing Date to require Archway to move the lockbox accounts currently maintained by Archway at Wachovia Bank, National Association to another financial institution which will enter into a control agreement in form and substance satisfactory to Agent.

ARTICLE VI

ACCOUNTS, REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender, and further agrees with Agent and each Lender, that:

Section 6.1 Accounts and Account Collections.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in the performance by any Credit Party of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any material settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Credit Party relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to any Credit Party’s knowledge, would result in any Account or Unbilled Account no longer constituting an Eligible Account or Eligible Unbilled Account, respectively. Borrowers hereby agree not to grant to any Account Debtor, and to not permit any of its Domestic Subsidiaries to grant to any Account Debtor, any material credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without Agent’s consent, except in the ordinary course of business in accordance with practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrowers may settle, adjust or compromise, and may permit each of its Domestic Subsidiaries to settle, adjust or compromise, any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Credit Party or grant any credits, discounts or allowances.

(b) With respect to each Account and, with respect to items (iii) and (iv) below, each Unbilled Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement or any applicable Security Document (to the extent so required), (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrowers hereby agree to provide Agent upon request the name and address of each Account Debtor of Borrowers or any of its Domestic Subsidiaries.

(d) Each Borrower shall establish and maintain, at its sole expense, and shall cause each of its Domestic Subsidiaries to establish and maintain, at its sole expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which such Borrower and its Domestic Subsidiaries shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each Borrower shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of such Borrower or any of its Domestic Subsidiaries is maintained, and by each bank where any other Deposit Account (excluding payroll accounts or disbursement accounts related to the Borrowers’ consumer fulfillment business) is from time to time maintained. Each Borrower shall further execute and deliver, and shall cause each of its Domestic Subsidiaries to execute and deliver, such agreements and documents as Agent may require in connection with such Blocked Accounts, Deposit Accounts and such Deposit Account Control Agreements. Without limiting the provisions of Section 5.14, Borrowers shall not establish or permit to be established, and any Deposit Accounts not existing as of the Closing Date, unless Borrowers or their Domestic Subsidiaries (as applicable) have complied in full with the provisions of this Section 6.1 with respect to such Deposit Accounts. Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(e) For purposes of calculating the amount of the Loans available to Borrowers, payments made to a Blocked Account will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and with sufficient time to credit the Loan Account on such day, and if not, then on the next Business Day.

(f) Each Borrower and its directors, employees, agents, Domestic Subsidiaries and other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrowers’ own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or Person.

ARTICLE VII

FINANCIAL COVENANTS

Borrowers agree that, so long as any Credit Exposure exists:

Section 7.1 Domestic Capital Expenditures.

Borrowers will not permit the aggregate amount of Domestic Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Closing Date through last day of Borrowers’ 2003 Fiscal Year	$2,000,000
Borrowers’ 2004 Fiscal Year	$5,250,000
Borrowers’ 2005 Fiscal Year	$5,500,000
Borrowers’ 2006 Fiscal Year	$5,750,000
Borrowers’ 2007 Fiscal Year and each Fiscal Year ending thereafter	$6,000,000

If Borrowers do not utilize the entire amount of Domestic Capital Expenditures permitted in any period set forth above, Borrowers may carry forward to the immediately succeeding period only fifty percent (50%) of such unutilized amount (with Domestic Capital Expenditures made by Borrowers in such succeeding period applied last to such carried forward amount).

Section 7.2 Minimum Domestic Adjusted EBITDA.

(i) Borrowers will not permit Domestic Adjusted EBITDA for the any period set forth below to be less than the amount set forth below for such period:

Period	Amount
Closing Date through last day of Borrowers’ 2003 Fiscal Year	$5,200,000
Closing Date through last day of Borrowers’ first quarter for the 2004 Fiscal Year	$7,400,000
Closing Date through last day of Borrowers’ second quarter for the 2004 Fiscal Year	$10,400,000
Closing Date through last day of Borrowers’ third quarter for the 2004 Fiscal Year	$12,000,000

(ii) Borrowers will not permit Domestic Adjusted EBITDA for the twelve (12) month period ending on the last day of any fiscal quarter ending set forth below to be less than the amount set forth below for such date:

Fiscal Quarter Ending	Amount
Fourth Quarter, 2004	$12,800,000
First Quarter, 2005	$13,100,000
Second Quarter, 2005	$13,400,000
Third Quarter, 2005	$13,700,000

Fourth Quarter, 2005	$14,200,000
First Quarter, 2006	$14,400,000
Second Quarter, 2006	$14,700,000
Third Quarter, 2006	$15,000,000
Fourth Quarter, 2006	$15,500,000
First Quarter, 2007, and each Fiscal Quarter ending thereafter	$15,700,000

Section 7.3 Domestic Fixed Charge Coverage Ratio.

(i) Borrowers will not permit the Domestic Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth below for such period:

Period	Ratio
Closing Date through last day of Borrowers’ 2003 Fiscal Year	1.10
Closing Date through last day of Borrowers’ first quarter for the 2004 Fiscal Year	1.10
Closing Date through last day of Borrowers’ second quarter for the 2004 Fiscal Year	1.10
Closing Date through last day of Borrowers’ third quarter for the 2004 Fiscal Year	1.10

(ii) Borrowers will not permit the Domestic Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of any fiscal quarter ending set forth below to be less than the ratio set forth below for such date.

Fiscal Quarter Ending	Ratio
Fourth Quarter, 2004	1.10

First Quarter, 2005	1.10
Second Quarter, 2005	1.10
Third Quarter, 2005	1.10
Fourth Quarter, 2005	1.15
First Quarter, 2006	1.15
Second Quarter, 2006	1.15
Third Quarter, 2006	1.15
Fourth Quarter, 2006	1.15
First Quarter, 2007, and each Fiscal Quarter ending thereafter	1.15

Section 7.4 Senior Debt to Consolidated Adjusted EBITDA Ratio.

(i) Borrowers will not permit the ratio of (i) Senior Debt on the last day of any fiscal quarter ending set forth below to (ii) Consolidated Adjusted EBITDA for the twelve (12) month period ending on such date (or, in the case of any portion of such period precedes the Closing Date, for the period commencing on the Closing Date and ending on such date, expressed on an annualized basis) to exceed the ratio set forth below opposite such date:

Fiscal Quarter Ending	Ratio
Fourth Quarter, 2003	3.25
First Quarter, 2004	3.25
Second Quarter, 2004	3.00
Third Quarter, 2004	3.00
Fourth Quarter, 2004	3.00
First Quarter, 2005	2.75
Second Quarter, 2005	2.75
Third Quarter, 2005	2.75

Fourth Quarter, 2005	2.75
First Quarter, 2006	2.75
Second Quarter, 2006	2.50
Third Quarter, 2006	2.50
Fourth Quarter, 2006	2.50
First Quarter, 2007, and each Fiscal Quarter ending thereafter	2.50

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans and of Agent to issue any Support Agreements on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Agent, and to the consummation of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(a) evidence that Investor has contributed cash to Holdings in an amount sufficient to consummate the Merger on the Closing Date;

(b) evidence of the consummation of the transactions (other than the Merger and the funding of the Revolving Loans) contemplated by the Operative Documents, including without limitation, the funding of any and all loans and investments contemplated by the Equity Documents (including the Equity Contribution), the Ableco Debt Documents (including the Ableco Term Loans), the Subordinated Debt Documents and the German Debt Documents, the refinancing of the Debt under the Existing Credit Agreement in accordance with the terms of the Refinancing Agreements, the consummation of the Securicore Transaction and the consummation of the other transactions contemplated in the Restructuring Agreements which are to occur on the Closing Date;

(c) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(d) the satisfaction of Agent as to the absence, since March 31, 2003, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of Borrowers, any Credit Party or the Foreign Subsidiaries, or any event or condition which could reasonably be expected to result in such a material adverse change;

(e) the receipt of the initial Borrowing Base Report, prepared as of the Closing Date, which certificate shall evidence immediately available excess borrowing capacity of Revolving Loans of not less than $5,000,000 after giving effect to the initial funding of the Revolving Loans on the Closing Date and the consummation of the transactions contemplated by the Operative Documents; and

(f) receipt by Agent of such other documents, instruments and/or agreements as Agent may reasonably request.

Section 8.2 Conditions to Each Loan and Support Agreement.

The obligation of the Lenders to make a Loan or of Agent to issue any Support Agreement (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing in accordance with Section 2.2(b) and, in the case of any Support Agreement, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loans Outstanding will not exceed the Revolving Loan Limit then in effect;

(c) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date except to the extent such representation and warranties are rendered untrue or incorrect by the existence of facts or circumstances not prohibited by the terms of this Agreement to occur and the existence of which do not constitute or result in an Event of Default.

Each borrowing, each giving of a Notice of LC Credit Event hereunder and each giving of a Notice of Borrowing hereunder shall be deemed to be a representation and warranty by Borrowers on the date of such borrowing or notice as to the facts specified in Sections 8.2(b), 8.2(c) and 8.2(d).

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) Borrowers shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b) Borrowers shall fail to observe or perform any covenant contained in Section 4.1, Section 4.4, Section 4.7, Section 4.10, Article V, Article VI or Article VII;

(c) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement, in any other Financing Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within fifteen (15) days after the earlier of (1) receipt by Borrowers of notice from Agent or Required Lenders of such default or (2) actual knowledge of any Borrower or any other Credit Party of such default;

(d) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) (1) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders thereof to cause, Debt having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity, (2) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or (3) the occurrence of any event of default under any Ableco Debt Document or CGW Bridge Subordinated Debt Document;

(f) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h) any of the following events provided that such event(s) could reasonably be expected to result in liability to a Borrower of any Credit Party in excess of $250,000: (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan resulting in withdrawal liability to any Credit Party or (4) any event occurring or failing to occur with respect to a Pension Plan or Multiemployer Pension Plan sponsored, maintained or contributed to by a member of the Borrowers’ Controlled Group;

(i) one or more judgments or orders for the payment of money aggregating in excess of $250,000 shall be rendered against any or all Credit Parties and such judgments or orders shall continue unsatisfied, unbonded and unstayed for a period of thirty (30) days;

(j) (1) Investor shall cease to, directly or indirectly, own and control at least 51% of the outstanding equity interests of AHL or such greater percentage of the outstanding voting equity interests of AHL as is necessary at all times to elect a majority of the board of directors (or similar governing body) of AHL and to direct the management policies and decisions of AHL, (2) AHL shall cease to directly own and control one hundred percent (100%) of each class of the outstanding equity interests of AHL-LTD, (3) AHL-LTD shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of Archway or (4) Archway shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of Service or (5) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Ableco Debt Document;

(k) the accountant’s report or reports on the audited statements delivered pursuant to Section 4.1(b) shall include any material qualification (including with respect to the scope of audit) or exception;

(l) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert in writing;

(m) the Credit Parties, taken as a whole, shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days;

(n) any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert in writing;

(o) any failure of any Credit Party to comply with the terms of, or the lack of enforceability of, any of the Subordination Agreements, any other subordination agreement or any subordination provisions of any note or other agreement or documents running to the benefit of Agent or Lenders;

(p) AHL engages in any type of business activity other than the ownership of the capital stock of its Subsidiaries, and performance of its obligations under Operative Documents to which it is a party; or

(q) the failure to consummate the Merger pursuant to the terms of the Merger Document within one (1) Business Day following the Closing Date.

Section 9.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (i) by notice to Borrowers suspend or terminate the Revolving Loan Commitment, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to the Borrowers declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers and Borrowers will pay the same; provided that in the case of any of the Events of Default specified in Section 9.1(f) or 9.1(g) above, without any notice to Borrowers or any other act by Agent or the Lenders, the Revolving Loan Commitment shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers and Borrowers will pay the same.

Section 9.3 Cash Collateral.

If (i) any Event of Default specified in Section 9.1(f) or 9.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 9.2 or (iii) the Revolving Loan Commitment shall have been terminated pursuant to Section 9.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 9.4 Default Rate of Interest.

At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement.

Section 9.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to

Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrowers or any of their Domestic Subsidiaries (regardless of whether such balances are then due to Borrowers or their Domestic Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrowers or any of their Domestic Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to the Obligations as provided in this Section 9.5.

Section 9.6 Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any guarantor of all or any part of the Obligations, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the U.S. Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered, to the extent applicable, in accordance with the Ableco Intercreditor Agreement, to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE X

EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM

Section 10.1 Expenses.

Borrowers hereby agree to promptly pay (i) all costs and expenses of Agent (including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, (ii) without limitation of the preceding clause (i), all out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, including title investigations, (iii) without limitation of the preceding clause (i), out-of-pocket expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (iv) all out-of-pocket costs and expenses incurred by Lenders in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for only one counsel acting for all Lenders (other than Agent).

Section 10.2 Indemnity.

Borrowers hereby agree to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrowers, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrowers or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Notes and Letters of Credit, except that Borrowers shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

Section 10.3 Taxes.

Borrowers agree to pay all governmental assessments, charges or taxes (except income or other similar taxes imposed on Agent or Lenders), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the other Financing Documents or the issuance of the Notes or Letters of Credit and to indemnify and hold Agent and Lenders harmless against liability in connection with any such assessments, charges or taxes.

Section 10.4 Right to Perform.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense and Borrowers agree to reimburse Agent therefor on demand. All amounts owing hereunder or under any other Financing Document may be satisfied in full, subject to the provisions of Section 2.2(a)(ii), through the making of Agent Advances.

ARTICLE XI

AGENT

Section 11.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Agent to enter into the Subordination Agreement and each of the Security Documents on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Except as otherwise expressly provided in Section 12.5 or by the terms of the Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article XI are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Without limiting the generality of the foregoing, each Lender (x) acknowledges that is has received a copy of the Ableco Intercreditor Agreement, (y) consents to Agent’s execution of the Ableco Intercreditor Agreement on behalf of such Lender and (z) agrees to be bound by the terms and provisions of the Ableco Intercreditor Agreement, including, without limitation, its agreement to sell its Loans upon exercise of the purchase options contained therein.

Section 11.2 Agent and Affiliates.

Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and

Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent.

The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts.

Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document; (iii) the satisfaction of any condition specified in any Financing Document, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. The obligations of Lenders under this Section 11.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.7 Right to Request and Act on Instructions.

Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders and, notwithstanding the instructions of Required Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letters of Credit; or (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection.

Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Successor Agent.

Agent may resign (i) at any time by giving written notice thereof to the Lenders and Borrowers or (ii) immediately without notice to any Person upon Ableco’s exercise of its purchase option pursuant to the terms of the Ableco Intercreditor Agreement. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be an institution organized or licensed under the laws of the United States of America or of any State thereof. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 11.13 Disbursements of Revolving Loans; Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right, on behalf of Lenders, to disburse funds to Borrowers for all Revolving Loans requested by Borrowers pursuant to the terms of this Agreement. Absent the prior receipt by Agent of a written notice from any Lender pursuant to which such Lender notifies Agent that such Lender shall cease making Revolving Loans (whether due to the existence of a Default or Event of Default or otherwise), Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the preceding sentence or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to Borrowers. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrowers no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified in writing by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 11.13 shall be without premium or penalty. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Revolving Loan balance (including any Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Revolving Loan balance to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Revolving Loans sufficient to equate such Lender’s actual Pro Rata Share of the Revolving Loan balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Revolving Loans as of such date and (ii) shall pay Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Revolving Loans being purchased and sold. In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Prime Rate plus the Prime Rate Margin.

(iii) On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrowers.

(iv) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) Reserved.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document. At Borrowers’ request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulted Lender, and each Defaulted Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the lending commitments and commitment interests of that Defaulted Lender for an amount equal to the principal balance of all Loans held by such Defaulted Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents and the execution, sale and delivery of the Notes. The indemnities and agreements set forth in Article VI and Article X shall survive the payment of the Obligations and any termination of this Agreement.

Section 12.2 No Waivers.

No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrowers and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrowers; provided, that notices, requests or other communications shall be permitted by e-mail only where expressly provided in the Financing Documents. Each such notice, request or other communication shall be effective (i) if given by facsimile or e-mail, when such notice is transmitted to the facsimile number or e-mail address specified by this Section or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

Section 12.4 Severability.

In case any provision of or obligation under this Agreement or the Notes or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrowers and the Required Lenders (and, if (x) any amendment would increase either such Lender’s Revolving Loan Commitment Amount, by such Lender and (y) the rights or duties of Agent or LC Issuer are affected thereby, by Agent or the LC Issuer, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Lenders; (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for any payment of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) increase any of the dollar limitations set forth in Section 5.6 by more than 25% each in the aggregate; (v) amend or waive this Section 11.5 or the definitions of the terms used in this Section 11.5 insofar as the definitions affect the substance of this Section 11.5; (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document; or (vii) increase any of the advance rates by more than five (5) percentage points each in the aggregate set forth in the Borrowing Base Report.

Section 12.6 Assignments; Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, with the prior written consent of Agent and, so long as no Event of Default exists, Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to (x) a Lender or to an Affiliate of a Lender or (y) an Ableco Term Loan Lender upon exercise of the purchase option pursuant to the terms of the Ableco Intercreditor Agreement). Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Any attempted assignment not made in accordance with this Section 12.6(a) shall be treated as the sale of a participation under Section 12.6(b). Borrowers shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless Borrowers have expressly objected to such assignment within three (3) Business Days after notice thereof.

(ii) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Each Assignee (x) acknowledges that it has received a copy of the Ableco Intercreditor Agreement, (y) consents to Agent’s execution of the Ableco Intercreditor Agreement on behalf of such Assignee and (z) agrees to be bound by the terms and provisions of the Ableco Intercreditor Agreement, including, without limitation, its agreement to sell its Loans upon exercise of the purchase options contained therein. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrowers any prior Note held by it.

(iii) Agent shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder).

(b) Participations.

Any Lender may, with the consent of the Borrowers if no Event of Default exists (which consent shall not be unreasonably withheld or delayed and shall not be required for the sale of a participating interest by a Lender to another Lender or to an Affiliate of a Lender, at any time sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Participant (x) acknowledges that it has received a copy of the Ableco Intercreditor Agreement, (y) consents to Agent’s execution of the Ableco Intercreditor Agreement on behalf of such Participant and (z) agrees that its participating interest is subject to the terms and provisions of the Ableco Intercreditor Agreement. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.5.

Section 12.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 Confidentiality.

In handling any confidential information of any Credit Party, Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to agents, employees, Subsidiaries, Affiliates, attorneys and advisors of such Person in connection with its present or prospective business relations with the Credit Parties arising out of the Financing Documents, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have agreed to be bound by the provision of this Section 12.8, (iii) as required by law, regulation, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation and (iv) as may be required in connection with the examination, audit or similar investigation of such Person. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a third party, provided Agent does not have actual knowledge that such third party is prohibited from disclosing such information.

Notwithstanding the foregoing, any Taxpayer (and each employee, representative or other agent of such Taxpayer) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Taxpayer relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the Transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Transaction.

Section 12.9 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.10 WAIVER OF JURY TRIAL.

EACH OF EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.11 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case without Merrill Lynch’s prior written consent.

(b) Advertisement. Each Credit Party hereby authorizes Merrill Lynch to publish the name of such Credit Party and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which Merrill Lynch elects to publish. In addition, each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its publication.

Section 12.12 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.13 Joint and Several.

The obligations, agreements and covenants of Borrowers in this Agreement shall be the joint and several obligations, agreements and covenants of each Borrower.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

AHL SERVICES, INC., a Georgia corporation

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President and Chief Executive Officer

ARGENBRIGHT HOLDINGS LIMITED, a Georgia corporation

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President and Chief Executive Officer
ARGENBRIGHT, INC., a Georgia corporation

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President

SERVICEADVANTAGE CORPORATION, a Delaware corporation

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President and Chief Executive Officer

AGENT AND LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent and a Lender

By:	/s/ Bradley A. Ament
Name:	Bradley A. Ament
Title:	Director

Address: 222 North LaSalle Street, 17th Floor
Chicago, Illinois 60601
Attn: Legal Department

Facsimile number: 312.499.3125 or 3127
E-Mail Address: dhollowell@exchange.ml.com

Annex A

Commitment Annex

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
Merrill Lynch Capital	$20,000,000	100%

Annex B

Closing Checklist

Please see attached.

Exhibit A to Credit Agreement (Assignment Agreement)

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                          by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of August 21, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among AHL Services, Inc., Argenbright Holdings Limited, Argenbright, Inc., ServiceAdvantage Corporation (collectively, the “Borrowers”), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein. On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment) and Assignor shall pay to Assignee a closing fee in respect of the transactions contemplated hereby in the amount specified on the Schedule.

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all obligations which by

Exhibit A- Page 1

the terms of the Credit Agreement are required to be performed by it as a Lender; (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vi) represents and warrants that Assignee is not a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) or, if it is a foreign person, that it has delivered to Agent the documentation required to be delivered to Agent by Section 13 below; and (vii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4. Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5. Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

6. Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7. Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

8. For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

Exhibit A- Page 2

9. In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12. This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13. This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by each of Agent and Borrowers as evidence of its consent hereto to the extent required pursuant to Section 12.6(a) of the Credit Agreement, (iii) the receipt by Agent of the administrative fee referred to in Section 12.6(a) of the Credit Agreement, (iv) in the event Assignee is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes), the receipt by Agent of Internal Revenue Service Form W-8BEN or Form W-8ECI or such other forms, certificates or other evidence with respect to United States Federal income tax withholding matters that are required under the Internal Revenue Code to establish that Assignee shall be entitled to receive payments of principal, interest and fees under the Credit Agreement free from or at a reduced rate of withholding of United States Federal income tax properly completed and executed by Assignee, and (v) the receipt by Agent of originals or telecopies of the counterparts described above.

[remainder of this page intentionally left blank]

Exhibit A- Page 3

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to:

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

By:
Name:
Title:
To the extent required by Section 12.6(a) of the Credit Agreement:

AHL Services, Inc., Argenbright Holdings Limited, Argenbright, Inc. and ServiceAdvantage Corporation

By:
Name:
Title:

Exhibit A- Page 4

Schedule to Assignment Agreement

Assignor:
Assignee:
Effective Date:

Credit Agreement dated as of August 21, 2003, by and among AHL Services, Inc., Argenbright Holdings Limited, Argenbright, Inc., ServiceAdvantage Corporation (collectively, as “Borrowers”), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Outstanding Revolving Loans
Assignor Amounts	$
Amounts Assigned	$
Assignor Amounts (post-assignment)	$

Closing Fee:	$

Assignee Information:

Address for Notices:

Bank:
Attention:		ABA #:
Telephone:		Account #:

Facsimile:		Reference:

Exhibit A- Page 5

Exhibit B to Credit Agreement

Reserved

Exhibit B- Page 1

Exhibit C to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

AHL SERVICES, INC., ARGENBRIGHT HOLDINGS LIMITED, ARGENBRIGHT,

INC. and SERVICEADVANTAGE CORPORATION (“BORROWERS”)

Date:                 ,

This certificate is given by the undersigned, a Responsible Officer of Borrowers, pursuant to Section 4.1(c) of that certain Credit Agreement dated as of August 21, 2003 among Borrowers, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and the Subsidiaries as of the dates of such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and the Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, is undertaking and proposes to take with respect thereto; and

(d) Borrowers are in compliance with the covenants contained in Article VII of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth in Schedule 1 hereto;

Exhibit C- Page 1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of                     ,             .

By
Name
Title	of Borrowers

Exhibit C- Page 2

DOMESTIC CAPITAL EXPENDITURES

(Section 7.1)

Domestic Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by Borrowers as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment	$

Plus: deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less: Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) Borrowers or a Domestic Subsidiary reinvest and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which (i) Borrowers or a Domestic Subsidiary reinvest and (ii) are included in capital expenditures above

Domestic Capital Expenditures	$

Less: Portion of Domestic Capital Expenditures financed during the Defined Period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Domestic Capital Expenditures (used in calculation of Operating Cash Flow (defined in Section 7.3 of the Compliance Certificate))	$

Domestic Capital Expenditures (from above)	$

Permitted Domestic Capital Expenditures (including carry forward of $ from prior fiscal year)	$

In Compliance		Yes/No

Exhibit C- Page 3

Domestic Adjusted EBITDA

(Section 7.2)

Domestic Adjusted EBITDA for the applicable measurement period (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrowers, but excluding: (a) the income (or loss) of any Person (other than Domestic Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrowers or such Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of any of the Borrowers or is merged into or consolidated with any of the Borrowers	$

Plus: Any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for the Defined Period

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets)

Other non-cash losses (or less gains) included in the determination of net income for the Defined Period and for which no cash outlay (or cash receipt) is foreseeable

Expenses and fees included in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Operative Documents, but solely to the extent disclosed in writing to Agent prior to the Closing Date

Add-Back amounts set forth on Schedule 1.01(B) of the Ableco Loan Agreement

To the extent already deducted in the determination of net income for the Defined Period, monthly consulting fees paid to the Investor and Argenbright

Exhibit D- Page 1

Extraordinary losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects

Less: Expenditures made after the Closing Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Operative Documents, but not reflected in the pro forma balance sheet referenced in Section 3.5(c) and not deducted in the determination of net income

EBITDA of Borrowers for the Defined Period	$

Plus: the lesser of (A) or (B) below:

(A) EBITDA of Foreign Subsidiaries of Borrowers for the Defined Period

(B) (i) cash repatriated from Foreign Subsidiaries of Borrowers for the Defined Period, plus

(ii) cash utilized by Foreign Subsidiaries of Borrowers to service the Ableco Debt or Revolving Loans during the Defined Period

Domestic Adjusted EBITDA for the Defined Period

Required Domestic Adjusted EBITDA for the Defined Period	$

In Compliance		Yes/No

Exhibit C- Page 2

DOMESTIC FIXED CHARGE COVERAGE RATIO

(Section 7.3)

Domestic Fixed Charge Coverage Ratio for the applicable measurement period (the “Defined Period”) is defined as follows:

Fixed Charges: Cash interest expense ($ ), net of (i) cash interest income ($ ), (ii) interest paid in kind ($ ) and (iii) amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Operative Documents and included in interest expense ($ ), included in the determination of net income of Borrowers for the Defined Period	$

Plus: Any provision for (benefit from) income or franchise taxes included in the determination of net income for the Defined Period

Payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal but excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment)), excluding payments of principal of Debt made from the cash proceeds of the sale of the German Subsidiary

Increases (decreases) during the Defined Period in deferred tax assets

Decreases (increases) during the Defined Period in deferred tax liabilities

Restricted Distributions made by Borrowers in cash during the Defined Period

The average outstanding principal balance of intercompany loans made by AHL to the German Subsidiary for the one month period ending on the last day of the Defined Period, excluding the German Intercompany Loan

Any payment made in respect of the Argenbright

Exhibit C- Page 3

Termination Agreement

Restricted Distributions made by one of the Borrowers to AHL Europe Limited in the fourth quarter of the 2003 Fiscal Year of Borrowers and 2004 Fiscal Year of Borrowers up to an aggregate amount (over all periods in those time frames) not to exceed $500,000 in connection with the liquidation of AHL Europe Limited

Fixed Charges	$

Operating Cash Flow:

Domestic Adjusted EBITDA for the Defined Period (calculated in the manner required by Section 7.2 of the Compliance Certificate)	$

Less: Unfinanced Capital Expenditures for the Defined Period (calculated in the manner required by Section 7.1 of the Compliance Certificate)

To the extent not already reflected in the calculation of Domestic Adjusted EBITDA, other capitalized costs, defined as the gross amount capitalized during the Defined Period, as long term assets, other than Capital Expenditures

Operating Cash Flow	$

Domestic Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges)		to 1.0

Minimum Domestic Fixed Charge Coverage		to 1.0

In Compliance		Yes/No

Exhibit C- Page 4

SENIOR DEBT TO CONSOLIDATED ADJUSTED EBITDA RATIO

(Section 7.4)

Senior Debt:

Average daily principal balance of the Revolving Loans for the one month period ending on the last day of the applicable measurement period (the “Defined Period”) $

Plus: Outstanding principal balance of the Ableco Term Loans as of the last day of the Defined Period

Principal portion of Capital Lease obligations secured by purchase money Liens as of the last day of the Defined Period

All other Debt of Borrowers and their Subsidiaries

Subtotal:

Less: CGW Bridge Subordinated Debt

Argenbright Debt

German Debt, if any

Intercompany Debt

Equals: Senior Debt

Consolidated Adjusted EBITDA for the Defined Period is calculated as follows:

Domestic Adjusted EBITDA of Borrowers (as calculated in the manner required by Section 7.2 of the Compliance Certificate)

Plus: EBITDA of the Foreign Subsidiaries of Borrowers

Plus: the Add-Backs set forth on Schedule 1.01(B) of the Ableco Loan Agreement

Equals: Consolidated Adjusted EBITDA

Ratio of Senior Debt to Consolidated Adjusted EBITDA for the Defined Period	to 1.0

Exhibit C- Page 5

Maximum Permitted Ratio of Senior Debt to Consolidated Adjusted EBITDA for the Defined Period	to 1.0

In Compliance	Yes/No

Exhibit C- Page 6

Exhibit D to Credit Agreement (Borrowing Base Report)

AHL SERVICES, INC., ARGENBRIGHT HOLDINGS LIMITED, ARGENBRIGHT,

INC. and SERVICE ADVANTAGE CORPORATION (“BORROWERS”)

Date:                     ,

Please see attached.

Exhibit D- Page 1

Exhibit E to Credit Agreement (Notice of Borrowing)

AHL SERVICES, INC., ARGENBRIGHT HOLDINGS LIMITED, ARGENBRIGHT,

INC. and SERVICEADVANTAGE CORPORATION (“BORROWERS”)

Date:                     ,

This certificate is given by the undersigned, an authorized signatory of Borrowers, pursuant to Section 2.2(b) of that certain Credit Agreement dated as of August 21, 2003 among Borrowers, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned authorized signatory hereby gives notice to Agent of Borrowers’ request to: [complete as appropriate]

(a) on [ date ] borrow $[                    ] of Revolving Loans;

The undersigned authorized signatory hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Section 8.2(b), 8.2(c) and 8.2(d) have been satisfied, (ii) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete in all material respects as of the date hereof, and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned authorized signatory has executed and delivered this certificate this      day of                     ,             .

By
Name
Title	of Borrowers

Exhibit D- Page 1